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Exhibit 99.2

Senior Secured Revolving Credit Facility

        On or shortly after the closing of the notes offering, the Company expects to enter into a credit agreement with Regions Bank, as administrative and collateral agent, and a syndicate of other lenders thereto, providing for a new $150 million senior secured revolving credit facility. No assurances can be given that such credit facility will be entered into on a timely basis or at all. As of the date hereof, the Company has received commitments from lenders for $140 million of this amount.

        This new senior secured revolving credit facility will replace the Company's existing $30 million senior secured credit facility and will consist of the following:

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  a four year revolving credit facility under which the Company may obtain from time to time revolving loans of up to an aggregate principal amount of $150 million outstanding at any time (which may be increased up to $50 million with certain additional commitments from the current lenders or other financial institutions acceptable to the agent);

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  a $30 million sublimit for borrowings by the Designated Borrower (as defined below);

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  a $30 million sublimit for the issuance of standby letters of credit denominated in U.S. dollars; and

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  a $10 million sublimit for swingline loans.

        The Company will be the borrower (subject to the designation of the Designated Borrower as a co-borrower as discussed below) under the senior secured revolving credit facility. All obligations under the facility will be guaranteed by each of the Company's existing and future direct and indirect domestic subsidiaries other than (i) certain subsidiaries for which the necessary regulatory approvals are not obtained and (ii) certain dormant inactive or otherwise immaterial subsidiaries. Notwithstanding the foregoing, ITC^DeltaCom, Inc. ("ITC^DeltaCom") and its subsidiaries will not become guarantors until certain repayments or refinancing of the ITC^DeltaCom's 10.5% Senior Secured Notes due 2016 (the "ITC^DeltaCom notes") have been completed; provided, however, that the guarantee of ITC^DeltaCom and its subsidiaries shall be limited to obligations which, when incurred, ITC^DeltaCom is permitted to guarantee under the terms of the indenture governing the ITC^DeltaCom notes. At such time as ITC^DeltaCom becomes a guarantor, it shall also become a co-borrower under the credit agreement (the "Designated Borrower"). Additionally, the Company and the subsidiary guarantors will guarantee all obligations of the Designated Borrower under the senior secured revolving credit facility and under any treasury management, interest protection or other hedging arrangements entered into with a lender (or affiliate thereof). The Company's obligations and the obligations of the Designated Borrower and the Company's subsidiary guarantors under the facility will be secured by valid and perfected first-priority liens on, and first-priority security interests in, all present and future shares of the capital stock of (or other ownership or profit interests in) the Company's and its subsidiary guarantors' present and future subsidiaries (excluding the capital stock of ITC^DeltaCom and its subsidiaries until such time as ITC^DeltaCom becomes a guarantor as provided above), all of the Company's and its subsidiary guarantors' present and future personal property assets, all of the Company's or its subsidiary guarantors' present and future real estate owned in fee simple having a fair market value greater than $5,000,000, and all proceeds and products of the foregoing property and assets.

        The Company may use the proceeds of loans under the senior secured revolving credit facility for working capital, permitted acquisitions, capital expenditures and general corporate purposes, including the refinancing of existing indebtedness, in each case not in contradiction of applicable laws. A portion of this facility will be available for the issuance of letters of credit to support the Company's operating requirements.

        The Company and/or the Designated Borrower, as applicable, may prepay the senior secured revolving credit facility in whole or in part at any time without premium or penalty, subject to reimbursement of the lenders' breakage and redeployment costs in the case of prepayment of LIBOR borrowings. The Company may irrevocably reduce or terminate the unutilized portion of the senior secured revolving credit facility at any time without penalty.

        The final maturity date will be four years after the closing date for the senior secured revolving credit facility.

        No revolving loans are outstanding as of the date of this offering memorandum.

        The interest rates per annum applicable to the senior secured revolving credit facility will be LIBOR plus a margin that is determined based on the Company's consolidated leverage ratio or, at the Company's option or that of the Designated Borrower, as applicable, the "base rate" plus a margin. Each swingline loan shall bear interest at swingline rate established by the swingline lender and accepted by the Company. The Company or the Designated Borrower, as applicable, may select interest periods of one, two, three or six months, for LIBOR loans, subject to availability. Interest shall be payable at the end of the selected interest period for LIBOR loans, but no less frequently than quarterly, and at the end of each calendar quarter, for base rate loans. During the continuance of any default under the loan documentation, the applicable interest rate or letter of credit fee shall increase by 2% per annum.

        The credit agreement will contain representations and warranties by the Company and its subsidiary guarantors, as well as events of default, in each case customarily applicable to senior secured credit facilities. The senior secured revolving credit facility will require the Company and its subsidiaries to comply with affirmative and negative covenants customarily applicable to senior secured credit facilities, including covenants restricting the Company's ability and the ability of its subsidiaries, subject to specified exceptions, to incur additional indebtedness and additional liens on assets, engage in mergers or acquisitions or dispose of assets, pay dividends or make other distributions, voluntarily prepay other indebtedness (including prepayments of the Company's existing notes and the notes), enter into transactions with affiliated persons, make investments, change the nature of their businesses and amend the terms of certain other indebtedness (including the Company's existing notes and the notes). The covenants will not apply to ITC^DeltaCom and its subsidiaries until the earlier of (i) the repayment or refinancing in full of the ITC^DeltaCom notes or (ii) the date ITC^DeltaCom and its U.S. subsidiaries become guarantors of the senior secured revolving credit facility.

        The Company will be required not to exceed a maximum consolidated leverage ratio (Funded Debt/EBITDA) of 3.5 to 1.0 and to maintain a minimum consolidated interest coverage ratio (EBITDA less capital expenditures/Interest expense) of not less than 2.0 to 1.0.

        The Company may seek amendments to the credit agreement that would, among other changes, increase its maximum potential borrowings under the senior secured revolving credit facility, as well as modify some of its restrictive covenants to permit the Company to incur other debt and create additional liens, make additional investments and asset sales, and/or increase its flexibility to pay dividends, repurchase its common stock and prepay certain indebtedness.

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  Exhibit 99.2